UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): January 24, 2019

PDL Community Bancorp

(Exact name of Registrant as Specified in Its Charter)

Federal	001-38224	82-2857928
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2244 Westchester Avenue Bronx, NY		10462
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (718) 931-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2019, the Board of Directors (the “Board”) of PDL Community Bancorp, Inc. (the “Company”) elected María Alvarez to serve as director of the Company, filling a vacancy on the board.  On the same date the Boards of Directors of Ponce Bank Mutual Holding Company and Ponce Bank also elected Ms. Alvarez to serve on their boards as well, filling vacancies on those boards.  Ms. Alvarez will serve until the Company’s annual meeting of shareholders in 2019, at which time it is contemplated that she will be a nominee for election to a three-year term. Ms. Alvarez will also be appointed to the Audit Committee, Compensation Committee and Nominating Committee of the Company’s Board of Directors.

Ms. Alvarez currently serves as a Board member of the Ponce de Leon Foundation.  Ms. Alvarez is the Executive Director of the New York StateWide Senior Action Council, Inc. and Brooklyn-wide Interagency Council on Aging.

Pursuant to the Company’s 2018 Long-Term Incentive Plan, the Board, subject to the filing of Ms. Alvarez’s Form 3, granted Ms. Alvarez 29,725 shares of restricted stock with an estimated aggregate fair value of $383,458 and 8,918 stock options with an estimated aggregate fair value of $31,479.  Both the restricted stock and the stock options will vest 30% in 2022 with the remainder vesting pro rata over the following seven years.  There is no arrangement or understanding between Ms. Alvarez and any other person pursuant to which Ms. Alvarez was appointed to the Board.  Ms. Alvarez is not a party to any transactions that would be required to be disclosed under Section 404(a) of Regulation S-K.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated January 30, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PDL Community Bancorp

Date: January 30, 2019	By:	/s/ Carlos P. Naudon
Carlos P. Naudon
President and Chief Executive Officer